UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2007

NEON Communications Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14168	13-3781263
(State or other jurisdiction of	(Commission	(IRS Employer Identification No.)
incorporation)	File Number)

2200 West Park Drive
Westborough, MA	01581
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (508) 616-7800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ x ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2007, NEON Communications Group, Inc. (the “Company”), RCN Corporation (“RCN”) and Raven Acquisition Corporation, a wholly owned subsidiary of RCN (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving entity. At the effective time of the Merger, each of the issued and outstanding shares of common stock and preferred stock of the Company will be converted into the right to receive cash in an amount between $5.15 and $5.25 per share depending on the amount of the Company’s revenue during the three month period prior to the closing. If the closing occurs on or before November 15, 2007 and the Company’s Adjusted Consolidated Revenue (as defined in the Merger Agreement) for the months of July, August and September 2007 is greater than or equal to $19.570 million, or if the closing occurs after November 15, 2007 and the Company’s Adjusted Consolidated Revenue for the months of September, October and November 2007 is greater than or equal to $19.816 million, the per share price will be $5.25. If the closing occurs on or before November 15, 2007 and the Company’s Adjusted Consolidated Revenue for the months of July, August and September 2007 is equal to $19.377 million, or if the closing occurs after November 15, 2007 and the Company’s Adjusted Consolidated Revenue for the months of September, October and November 2007 is equal to $19.495 million, the per share price will be $5.15. If the revenue for the 3 month testing period applicable to the closing is between these Adjusted Consolidated Revenue targets, the price per share will be between $5.15 and $5.25 in the same proportion as the revenue falls between these targets. The Company currently has approximately 48,881,655 shares of common stock and 2,971,753 shares of preferred stock outstanding.

The Merger Agreement has been approved by the Board of Directors of the Company.

The Company has agreed to certain covenants, including, among others, subject to certain exceptions described in the Merger Agreement, an obligation not to initiate, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information or assistance) any acquisition proposal (as defined in the Merger Agreement) or enter into negotiations or discussions with respect to any acquisition proposal, subject to the rights of termination described below. Prior to the closing, the Company has agreed to operate its business in the ordinary course of business consistent with past practice and not to take certain actions specified in the Merger Agreement.

Consummation of the Merger is subject to customary conditions, including (i) the approval of the Merger by the holders of the Company’s common and preferred stock, voting together as a single class, (ii) the absence of any order, injunction or legal restraint or prohibition preventing the consummation of the Merger, (iii) the accuracy of the representations and warranties of the other party (subject to the materiality standards and, with respect to the Company’s representations, an overall material adverse effect standard contained in the Merger Agreement) and (iv) compliance in all material respects of the other party with its covenants. In addition, the Merger cannot occur prior to October 15, 2007 and is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of regulatory approvals from the Federal Communications Commission and certain state public service and public utility commissions or similar regulatory authorities. Under the terms of the Merger Agreement, each of RCN and the Company has agreed to use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by the United States Federal Trade Commission, the United States Department of Justice, Antitrust Division or any other governmental authority with respect to the Merger so as to enable the closing of the Merger to occur as soon as reasonably possible.

RCN’s obligation to consummate the Merger is further conditioned on the Company’s Adjusted Consolidated Revenue satisfying the lower of the applicable targets described in the first paragraph above and the Company’s EBITDA (as defined in the Merger Agreement) being at least $4.347 million for the applicable testing period if the closing occurs on or before November 15, 2007 or at least $4.429 million for the applicable testing period if the closing occurs after November 15, 2007. The calculation of the Company’s Adjusted Consolidated Revenue and EBITDA for the applicable testing period is subject to review by the Company’s independent accountants using certain agreed-upon procedures. Furthermore, the Company is required to provide audited consolidated financial statements for the period ended June 30, 2007 (if the closing of the Merger occurs on or before November 15, 2007) or for the fiscal year ended September 30, 2007 (if the closing of the Merger occurs after November 15, 2007).

The Merger Agreement contains certain termination rights for both the Company and RCN and provides that, upon termination of the Merger Agreement under specified circumstances described in the Merger Agreement, the Company would be required to pay RCN a termination fee of $6.5 million. In particular, the Company may terminate the agreement if the Company’s board of directors in response to the receipt of an acquisition proposal determines that such acquisition proposal is a superior proposal and the Company contemporaneously pays the termination fee.

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been intended not as statements of fact, but rather as a way of allocating risk among the parties.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated in this report by reference.

Support Agreements

In connection with the execution of the Merger Agreement, certain principal stockholders of the Company have entered into Support Agreements with the Company, pursuant to which such stockholders have agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby and against any competing transaction, subject to the terms and conditions set forth in the Support Agreements. Such stockholders have also agreed not to take any actions that would impede the merger. The form of Support Agreement entered into by the stockholders of the Company is incorporated by reference as Exhibit 99.4 and is incorporated herein by reference. The foregoing description of the Support Agreement is qualified in its entirety by reference to such document.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) In connection with the entry into the Merger Agreement, on June 25, 2007 the Company entered into a letter agreement with the Company’s Chairman, Ted S. Lodge, pursuant to which the term of his employment was extended through the effective time of the Merger, if the effective time occurs after October 31, 2007, when his employment agreement would normally expire. A copy of the letter agreement is filed as Exhibit 10.1 hereto and is incorporated in this report by reference.

Item 7.01 Regulation FD Disclosure

In connection with the entry into the Merger Agreement, on June 25, 2007 the Company sent a letter to employees furnished as Exhibit 99.2 hereto and provided materials to customers furnished as Exhibit 99.3 hereto.

Item 8.01 Other Events

On June 25, 2007, the Company and RCN issued a joint press release announcing the entry into the Merger Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of June 24, 2007, by and among RCN Corporation,
Raven Acquisition Corporation and NEON Communications Group, Inc.

10.1 Letter Agreement, dated June 25, 2007, between the Company and Ted S. Lodge

99.1 Press release

99.2 Letter to employees

99.3 Materials provided to customers

99.4 Form of Support Agreement (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of RCN Corporation filed on June 25, 2007).

Additional Information and Where to Find It. The Company will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES THERETO. The definitive proxy statement will be mailed to stockholders of the Company. The definitive proxy statement and other documents filed by the Company with the SEC will be available free of charge at the SEC’s website (www.sec.gov), the Company’s website (www.neoninc.com) or from the Company directly by making a request to NEON Communications Group, Inc., Attention: Investor Relations, 2200 West Park Drive, Westborough, MA 01581 (telephone: 508-616-7800).

Participants in Solicitation. RCN, the Company and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information concerning RCN’s participants is set forth in the proxy statement on Schedule 14A, dated April 27, 2007, for RCN’s 2007 annual meeting of stockholders as filed with the SEC. Information concerning the Company’s participants is set forth in the proxy statement, dated January 29, 2007, for the Company’s 2006 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants in the solicitation of proxies in respect of the Merger will be included in the proxy statement to be filed with the SEC.

Forward Looking Statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the new company, including expected synergies resulting from the merger of RCN and the Company, combined operating and financial data, future plans, and whether and when the transactions contemplated by the Merger Agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed Merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the Merger; approval of the Merger by the stockholders of the Company and satisfaction of various other conditions to the closing of the Merger; and the risks that are described from time to time in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ended September 30, 2006, as such reports may have been amended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2007	NEON Communications Group, Inc.

By: /s/ Gene M. Bauer
Name: Gene M. Bauer
Title: Senior Vice President, General Counsel and Corporate Secretary